Exhibit 99

LITTLE SQUAW GOLD MINING COMPANY

Undergoes Management Change

Spokane WA, July 7, 2003: Richard R. Walters, President of Little Squaw Gold Mining Company (the "Company"), announced that Walters LITS, LLC and Penn.LITS, LLC, recently formed Washington limited liability companies, have purchased the equity and debt interests in the Company previously held by Eskil and Ellamae Anderson and Hollis H. Barnett on June 24, 2003.  Mr. Barnett is the son-in-law of Mr. and Mrs. Anderson.  Mr. Walters is the Manager of both limited liability companies.  All parties had entered into a Debt and Stock Purchase Agreement on June 20, 2003 in which Walters LITS, LLC agreed to purchase the indebtedness owed by the Company to the Andersons and to Mr. Barnett for a total payment of $193,013.  The Andersons also sold 83,000 shares of common stock at a purchase price of $0.12 per share to Pennaluna & Company, a market maker in the Company's common stock.  Penn.LITS, LLC purchased the remaining 701,577 shares of common stock owned by the Andersons and the 148,498 shares of common stock owned by Mr. Barnett pursuant to a stock purchase contract requiring payment to be made on or before June 24, 2004.  The purchase price is $0.12 per share.  Payment is secured by the shares of common stock and by a letter of credit issued by the Bank of the Pacific, Aberdeen, Washington.  Penn.LITS, LLC has full voting rights for the shares during the contract period, in the absence of an event of default.  Penn.LITS, LLC now is considered to be the beneficial owner of 10.2% of the outstanding shares of common stock.  Walters LITS, LLC also purchased seven unpatented claims held by the Andersons for a total payment of $35,000.

A Special Meeting of the Board of Directors of the Company was held on June 24, 2003.  Stewart Jackson resigned as an Officer and Director of the Company and Leonard C. Havlis resigned as a Director of the Company.  Richard R. Walters and James A. Fish were elected by the remaining Directors to fill those vacancies.  Mr. Walters was elected President of the Company at that meeting.  Mr. Walters is a mining geologist with 30 years experience and the former president of Yamana Resources, a Toronto Stock Exchange listed company.  He is a Certified Professional Geologist by the American Institute of Professional Geologists.  Mr. Anderson also resigned as an Officer and Director of the Company.  Jackie E. Stephens was elected by the remaining Directors to fill the vacancy created by Mr. Anderson's resignation.  Mrs. Anderson and Mr. Barnett also have resigned as Officers and Directors of the Company.  James K. Duff and Charles G. Bigelow were elected as Directors of the Company to fill those vacancies at a second Special Meeting of the Directors held on June 30, 2003.

Little Squaw Gold Mining Company is a development stage company listed on the NASDAQ OTC Bulletin Board exchange with the symbol LITS.  It is the principal holder of patented and unpatented mining claims, known as the Chandalar property, in the historic Chandalar Mining District located 180 miles north of Fairbanks, Alaska. Recorded district production exceeds 84,000 ounces of gold, notably from drift mining high-grade placers and tunneling on several bonanza-grade lodes. The Company controls the main gold placers and quartz-gold lode deposits of the district through its ownership of 1,500 acres of mining claims, including title to 426 acres of patented claims.  It also owns a 100 ton-per-day mill and gold recovery plant located on the mining claims.

New management intends to emphasize development of the Chandalar property. As a first step, the Company has acquired a ten-year option to purchase the 2% underlying production royalty on the property from a group formed many years ago by Eskil Anderson.  The Company also will proceed with a petition to the State of Alaska to convert a state selected transportation corridor from the Dalton Highway to Chandalar into a road under state and federal assisted funding programs.  Management is evaluating technical data generated by past exploration and mining programs and examining financing options for the operation of the Company and the continued exploration and development of its Chandalar property. Once corporate financing is obtained, management intends to hold the first meeting of the Company's shareholders in 25 years.

Richard R. Walters, President, is the responsible party for the contents herein.  The Company can be contacted at (509) 624-5831 or by fax at (509) 624-2878.